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                                                                    EXHIBIT 99.2

                              TECH DATA CORPORATION

                                OFFER TO EXCHANGE
               2.0 % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                           FOR ANY AND ALL OUTSTANDING
               2.0 % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                     (CUSIP Numbers 878237AB2 and 878237AC0)

      THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK
          CITY TIME ON DECEMBER 14, 2004 UNLESS THE OFFER IS EXTENDED.

                                                               November 16, 2004

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

      Tech Data Corporation ("TECH DATA") is offering, upon the terms and subject to the conditions set forth in the prospectus, subject to completion, dated November 16, 2004 (the "PROSPECTUS") and the related letter of transmittal (the "LETTER OF TRANSMITTAL") which, together with the Prospectus, constitutes Tech Data's offer to exchange (the "EXCHANGE OFFER") an aggregate principal amount of up to $290,000,000 of Tech Data's new 2.0% Convertible Subordinated Debentures due 2021 (the "NEW DEBENTURES"), for a like principal amount of Tech Data's currently outstanding 2.0% Convertible Subordinated Debentures due 2021 (the "EXISTING DEBENTURES").

      Existing Debentures may be tendered for New Debentures in the exchange offer. The exchange offer is subject to various conditions set forth in the Prospectus, including that at least 75% of the outstanding principal amount of the Existing Debentures subject to the exchange offer are validly tendered and not withdrawn before the expiration of the exchange offer, and that the registration statement and any post-effective amendment to the registration statement covering the New Debentures are effective under the Securities Act of 1933, as amended.

      Pursuant to the Letter of Transmittal, each tendering holder of Existing Debentures will represent to, and agree with, Tech Data that: (1) the holder agrees to all of the terms of the exchange offer, (2) the holder is the owner of the Existing Debentures tendered for exchange, (3) the holder has full power and authority to tender, exchange, sell, assign and transfer the Existing Debentures tendered, (4) when the Existing Debentures are accepted for exchange, Tech Data will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Debentures tendered are not subject to any adverse claims or proxies, and (5) the holder will, upon request, execute and deliver any additional documents deemed by Tech Data or by J.P. Morgan Trust Company, National Association (the "EXCHANGE AGENT") to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding debentures tendered.

      The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding Existing Debentures to make the foregoing representations.

      We are requesting that you contact clients for whom you hold outstanding Existing Debentures regarding the exchange offer. We will not pay any fees or commissions to any brokers, dealers or others soliciting acceptances of the exchange offer, other than Bank of America Securities LLC (the "DEALER MANAGER") and Georgeson Shareholder Communications Inc. (the "INFORMATION AGENT"). Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Tech Data will pay or cause to be paid any transfer taxes on the transfer of outstanding Existing Debentures to it, except as otherwise provided in Instruction 9 of the enclosed letter of transmittal.

      For your information and for forwarding to your clients for whom you hold outstanding debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.    Prospectus dated November 16, 2004;

      2.    Letter of Transmittal;

      3.    Notice of Guaranteed Delivery; and

      4. A form of letter which may be sent to clients for whose account you hold Existing Debentures registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

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     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT
MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2004, UNLESS IT IS EXTENDED. TENDERS OF EXISTING DEBENTURES MAY BE WITHDRAWN PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2004.

      Any requests for additional copies of the enclosed materials should be directed to the Information Agent at its address below or to the Exchange Agent at its address specified in the Prospectus.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                          [GEORGESON SHAREHOLDER LOGO]
                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
              BANKS AND BROKERAGE FIRMS PLEASE CALL: (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE: (866) 873-6991
                           E-MAIL: TECHDATA@GSCORP.COM

                                                           Very truly yours,

                                                           TECH DATA CORPORATION

      Nothing contained in this letter or in the enclosed documents will constitute you or any person as an agent of Tech Data or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, other than the documents enclosed herewith and the statements contained in those documents.

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